Exhibit 99.1

Natera Reports Fourth Quarter and Fiscal Year 2015 Financial Results

SAN CARLOS, Calif., March 8, 2016 /PRNewswire/ -- Natera, Inc. (NASDAQ: NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the fourth quarter and fiscal year ended December 31, 2015 and provided an update on recent business progress.

Recent Accomplishments & Highlights

  Generated total revenues of $52.9 million in the fourth quarter of 2015 compared to $49.9 million in the fourth quarter of 2014, an increase of 6.0%. Revenues for the full year 2015 were $190.4 million, an increase of approximately 20% over full year 2014 revenues
  Accessioned greater than 92,000 tests in the fourth quarter of 2015 compared to approximately 59,000 tests accessioned in the fourth quarter of 2014, an increase of approximately 56%. Greater than 310,000 tests were accessioned in the full year 2015, representing test volume growth of approximately 44% compared to the full year 2014
  Accessioned greater than 73,000 Panorama tests in the fourth quarter of 2015 compared to approximately 50,000 tests accessioned in the fourth quarter of 2014, an increase of approximately 46%. Greater than 254,000  Panorama tests were accessioned in the full year 2015, representing Panorama volume growth of approximately 37% over full year 2014
  Accessioned greater than 15,900 Horizon carrier screening tests in the fourth quarter of 2015 compared to approximately 6,300 Horizon carrier screening tests accessioned in the fourth quarter of 2014, an increase of approximately 152%. Approximately 42,000 Horizon tests were accessioned in the full year 2015, representing Horizon volume growth of approximately 158% over full year 2014
  Expanded adoption of our Constellation software platform and cloud-based distribution model, including the launch of Panorama NIPT with Genetica, a leading diagnostics lab that locally performs the test in Switzerland
  Expanded our base of in-network covered lives with regional and national commercial plans
  Launched Natera Connect Patient Portal, providing a direct connection from Natera to over 200,000 patients per year and which patients can use to track test progress, view test results, pay bills, and inquire about additional services
  The American Medical Association (AMA) approved Natera's application for a Current Procedural Terminology, or CPT, code for fetal chromosomal microdeletions in circulating cell-free fetal DNA in maternal blood, effective January 1, 2017
  Announced the publication in Annals of Oncology of pilot data using samples from the TRACERx Study of Lung Cancer Heterogeneity Using Cell-Free Tumor DNA, funded by Cancer Research UK. The publication describes Natera's ability to identify heterogeneous cancer mutations in blood samples from early-stage lung cancer patients

"We are very pleased with our performance in the quarter," said Matt Rabinowitz, Natera's chief executive officer. "We believe that the substantial growth in volumes is a testament to both our leading technology and commercial execution. We believe the first pilot study supporting our lung therapy selection panel recently published in Annals of Oncology demonstrates the power of our technology in the cancer setting."

Fourth Quarter and Year Ended December 31, 2015 Financial Results

Total revenues were $52.9 million compared to $49.9 million for the fourth quarter of 2014, an increase of 6.0%. Revenues for the full year 2015 were $190.4 million, an increase of approximately 20% over full year 2014 revenues. The increase in revenues from 2014 to 2015 was primarily due to higher test volumes, particularly for Panorama and Horizon. Tests accessioned were greater than 92,000 tests in the fourth quarter of 2015 compared to approximately 59,000 tests in the fourth quarter of 2014, an increase of approximately 56%. Roughly 46% of fourth quarter total revenue was derived from test volumes accessioned in the quarter; the balance of our revenues was derived from tests accessioned in prior periods. Revenue derived from test volumes accessioned in the quarter was 56% in the third quarter of 2015. The decrease in the fourth quarter was driven primarily by rapid Horizon carrier screening volume growth in the third quarter, some of which was recognized as revenue in the fourth quarter. Natera recognizes revenues primarily on a cash basis.

Gross profit for the three months ended December 31, 2015 was $21.1 million, representing a 40% gross margin, compared to $27.2 million, representing a 55% gross margin in the same period of the prior year.* Gross profit for the year ended December 31, 2015 was $77.5 million, representing a 41% gross margin, compared to $80.9 million, representing a 51% gross margin in the same period of the prior year. Gross margins in 2015 declined versus 2014 primarily due to a shift in product mix towards higher-cost tests and a reduction in revenue received per test. The shift in product mix reflected higher volumes for the Panorama extended panel with microdeletions and the Horizon carrier screening panel, both of which have a higher cost per test than the Panorama standard panel. Because we recognize revenue primarily on a cash received basis, cost of product revenues in the fourth quarter of 2015 includes costs for tests performed in advance of related revenue recognition.

Total operating expenses, representing research and development and selling, general and administrative expenses, for the three months ended December 31, 2015 were $38.4 million, an increase of 68% compared to $22.8 million in the same period of the prior year. Total operating expenses for the year ended December 31, 2015 were $137.3 million, an increase of 71% compared to $80.2 million in the same period of the prior year. The increase in both the three months and year ended December 31, 2015 over the respective prior periods was driven primarily by an increase in research and development activities and additional direct sales headcount.

Loss from operations for the fourth quarter of 2015 was $17.3 million compared to income from operations of $4.4 million for the same period of the prior year. Loss from operations for the year ended December 31, 2015 was $59.8 million compared to income from operations of $0.7 million for the same period of the prior year.

Net loss for the three months ended December 31, 2015 was $23.0 million, or ($0.47) per share, compared to net income of $1.3 million, all of which was distributed to preferred shareholders. Therefore, there were no earnings applicable to common shareholders for the same period in 2014. Net loss for the year ended December 31, 2015 was $70.3 million, or ($2.68) per share compared to a net loss of $5.2 million, or ($1.07) per share for the same period in 2014. Weighted average shares outstanding were 48.6 million for the fourth quarter 2015 and 26.2 million for the year ended December 31, 2015. The difference in weighted average shares outstanding between the fourth quarter and full year 2015 is primarily due to Natera's initial public offering on July 1, 2015 in which we sold 10.9 million newly issued common shares and 31.4 million preferred shares were automatically converted into common stock on a one-to-one basis.

In September 2015, Natera entered into a $50.0 million line of credit agreement with UBS. In the fourth quarter of 2015, we borrowed $42.0 million under this line of credit at a variable interest rate of 30-day LIBOR plus 65 bps. These borrowings were then used to pay off all then-existing higher cost debt. At December 31, 2015 we held $232.1 million in cash, cash equivalents, short-term investments and restricted cash, compared to $88.5 million as of December 31, 2014.

2016 Financial Outlook

Natera anticipates 2016 total revenue of $190 million to $220 million; 2016 cost of product revenues to be approximately 60% to 65% of revenues; selling, general and administrative costs to be approximately $120 million to $130 million; research and development costs to be $45 million to $50 million, and net cash burn to be $80 million to $90 million**. Natera's research and development investments are intended to enhance the service offering and reduce the cost of goods sold of Panorama and Horizon, as well as technology development, product development, and clinical trials within oncology. In 2017, Natera expects revenue growth to closely track Natera's continued volume growth, driven by stable in-network pricing and broad payer coverage across our reproductive health business.

* Gross profit is calculated as GAAP total revenues less GAAP cost of product revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2016 to be between $75 million and $85 million) and GAAP net purchases of property and equipment (estimated for 2016 to be approximately $5 million).

About Natera

Natera is a leading genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. In pursuit of that mission, Natera operates a CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, CA, and it currently offers a host of proprietary genetic testing services primarily to OB/GYN physicians and fertility centers, as well as to genetic laboratories through its cloud-based Constellation™ software system. Tests include the Spectrum® pre-implantation genetic test for embryo selection during IVF; the Anora® miscarriage test to understand the genetic causes of a pregnancy loss; the Horizon™ carrier screen to detect inherited mutations; and the Panorama® non-invasive prenatal test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation. Natera is also applying its unique technologies to develop non-invasive screening and diagnostic tools for earlier detection and improved treatment of cancer. These tests have not been cleared or approved by the U.S. Food and Drug Administration.

Conference Call Information

Event:	Natera's Fourth Quarter and Year-End 2015 Results Conference Call

Date:	Tuesday, March 8, 2016

Time:	1:30 p.m. PT (4:30 p.m. ET)

Live Dial-In:	(866) 864-2549, Domestic

(704) 908-0477, International

Conference ID:	49977037

Webcast:	investor.natera.com

A webcast replay will be available at investor.natera.com

Forward-Looking Statements

This release contains forward-looking statements, including statements regarding Natera's products, commercial partners, user experience, clinical trials, preliminary future financial outlook and financial performance, strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera's current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the preliminary financial guidance provided; we may be unable to further increase the use and adoption of Panorama, through our direct sales efforts or through our laboratory partners, or to develop and successfully introduce new products, including our cancer products; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future prenatal testing products or other test methods; our cloud-based distribution model may be difficult to implement, and we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; the results of our clinical studies may not support the use of our tests, particularly in the average-risk pregnancy population or for microdeletions screening, or may not be able to be replicated in later studies required for regulatory approvals or clearances; if our sole laboratory facility becomes inoperable, we will be unable to perform our tests and our business will be harmed; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; the marketing, sale, and use of Panorama and our other products could result in substantial damages arising from product liability or professional liability claims that exceed our resources; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests if third-party payers withdraw coverage or provide lower levels of reimbursement due to changing policies, billing complexities or other factors, and we may be required to refund reimbursements already received; if the FDA were to begin actively regulating our tests as outlined in the FDA's October 3, 2014 draft guidance, we could incur substantial costs and delays associated with trying to obtain premarket clearance or approval and incur costs associated with complying with post-market controls; and any failure to obtain, maintain, and enforce our intellectual property rights could impair our ability to protect our proprietary technology and our brand.

Additional risks and uncertainties that could affect Natera's financial results are included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Natera's most recent quarterly report on Form 10-Q. This is available on Natera's website at www.natera.com under the Investor Relations section and on the SEC's website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Natera makes with the SEC from time to time.

Contacts
Natera, Inc.
Herm Rosenman, 650 249-9090 ext. 890
hrosenman@natera.com

Mike Brophy, 650 249 9090 ext. 1471
mbrophy@natera.com

Natera, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share data)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$28,947	$87,176
Restricted cash, current portion	901	503
Short-term investments	201,586	—
Accounts receivable, net of allowance of $971 in 2015 and $527 in 2014	5,862	5,942
Inventory	8,093	11,542
Prepaid expenses and other current assets	5,337	1,314
Total current assets	250,726	106,477
Property and equipment, net	12,710	14,574
Restricted cash, long term portion	683	808
Other assets	1,121	1,764
Total assets	$265,240	$123,623
Liabilities, Preferred Stock, and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable	$7,332	$8,867
Accrued compensation	8,552	5,980
Other accrued liabilities	18,708	10,341
Deferred revenue	144	112
Equipment loan, current portion	—	2,340
Short-term debt financing	42,090	—
Warrants	3,649	2,232
Total current liabilities	80,475	29,872
Equipment loan, long term portion	—	3,510
Senior secured term loan	—	20,964
Total long-term liabilities	—	24,474
Total liabilities	80,475	54,346
Commitments and contingencies
Convertible preferred stock issuable in series, $0.0001 par value: 50,000 and 51,233 shares authorized as of December 31, 2015 and December 31, 2014, respectively, 0 and 31,397 shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively; aggregate liquidation preference of $133,757 as of December 31, 2014	—	240,612
Stockholders' deficit:
Common stock, $0.0001 par value: 750,000 and 82,000 shares authorized at December 31, 2015 and December 31, 2014, respectively, 50,346 and 6,879 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	5	1
Additional paid in capital	436,259	8,664
Notes receivable from officers	—	(192)
Accumulated deficit	(250,083)	(179,808)
Accumulated other comprehensive loss	(1,416)	—
Total stockholders' equity (deficit)	184,765	(171,335)
Total liabilities, convertible preferred stock, and stockholders' equity	$265,240	$123,623

Natera, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In thousands, except per share data)

	Years ended December 31,
	2015	2014	2013
Revenues
Product revenues	$188,168	$157,308	$54,955
Other revenues	2,187	1,981	216
Total revenues	190,355	159,289	55,171
Cost and expenses
Cost of product revenues	112,845	78,396	37,275
Research and development	27,711	17,292	11,550
Selling, general and administrative	109,637	62,936	31,614
Total cost and expenses	250,193	158,624	80,439
Gain (loss) from operations	(59,838)	665	(25,268)
Interest expense	(3,505)	(4,219)	(1,873)
Interest expense from accretion of convertible notes	—	—	(7,901)
Interest benefit (expense) from changes in the fair value of long term debt	964	118	(2,166)
Other (expense) income, net	(7,896)	(1,716)	98
Net (loss)	$(70,275)	$(5,152)	$(37,110)
Unrealized loss on available-for-sale securities	(1,416)	—	—
Comprehensive (loss)	$(71,691)	$(5,152)	$(37,110)

Net loss attributable to common shares:
Basic	$(70,275)	$(5,152)	$(37,110)
Diluted	$(70,275)	$(5,152)	$(37,110)

Weighted-average number of shares used in computing net loss per share:
Basic	26,204	4,800	3,841
Diluted	26,204	4,800	3,841

Net loss per share attributable to common shares:
Basic	$(2.68)	$(1.07)	$(9.66)
Diluted	$(2.68)	$(1.07)	$(9.66)